EXHIBIT 4.54(F)

CONTROL AGREEMENT CONCERNING DESIGNATED ACCOUNTS

CONSISTING OF DEPOSIT ACCOUNTS

This Control Agreement Concerning Designated Accounts Consisting of Deposit Accounts (this “Control Agreement”), dated as of February 28, 2006 by and among JALOU OF LAROSE, LLC, a Louisiana limited liability company, (“Pledgor”), WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Trustee”) and HIBERNIA NATIONAL BANK (the “Bank”), is delivered pursuant to Section 3.4(b) of that certain security agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), dated as of  February 8, 2002 made by Jacobs Entertainment, Inc., f/k/a Gameco, Inc., and each of the Guarantors listed on the signature pages thereto or from time to time party thereto by execution of a joinder agreement, in favor of the Trustee for its benefit and the benefit of the Holders of the Notes under the Indenture (as defined in the Security Agreement). The Trustee and each Holder of the Notes are hereby termed the “Secured Parties.”  This Control Agreement is for the purpose of perfecting the security interests of the Secured Parties granted by the Pledgors in the Designated Accounts described below. All references herein to the “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Security Agreement.

Section 1.                                            Confirmation of Establishment and Maintenance of Designated Accounts. The Bank hereby confirms that (i) the Bank has established for the identified Pledgor and maintains the deposit account(s) listed in Schedule 1 attached hereto (such deposit account(s), together with each such other deposit account maintained by any Pledgor with the Bank collectively, the “Designated Accounts” and each a “Designated Account”), (ii) each Designated Account is a “deposit account” as such term is defined in Article 9 of the UCC. For avoidance of doubt, it is noted that the term “Designated Accounts” as used in any security agreement means both the Designated Accounts hereunder and the “Designated Accounts” in the comparable agreement entered into with respect to any other Pledgor.

Section 2.                                            Control. The Trustee shall at all times (A) have “control” (as defined in Section 9-104 of the UCC) of any Designated Account and (B) be authorized to direct the Bank to comply, without further consent of any Pledgor or any person acting or purporting to act for any Pledgor being required, with all instructions originated by the Trustee directing disposition of the funds in the Designated Account. Each Pledgor, the Trustee, and the Bank agree that the Bank will comply with instructions originated by the Trustee directing the disposition of the funds in any Designated Account without further consent by any Pledgor. The Bank shall also comply with instructions directing the disposition of funds in any Designated Account originated by any Pledgor or its authorized representatives until such time as the Trustee delivers a Notice of Sole Control pursuant to Section 8(i) hereof to the Bank. Bank and each Pledgor agree that Bank shall not comply with any instruction originated by any Pledgor in respect of a Designated Account after the Trustee delivers a Notice of Sole Control to Bank.

Section 3.                                            Subordination of Lien; Waiver of Set-Off. In the event that the Bank has or subsequently obtains by agreement, operation of law or otherwise a security interest in any Designated Account, the Bank hereby agrees that such security interest shall be subordinate to that of the Secured Parties. The funds deposited into any Designated Account will not be subject to deduction, set-off, banker’s lien, or any other right in favor of any Person other than the Secured Parties (except that the Bank may set off (i) all amounts due to the Bank in respect of its customary fees and expenses for the routine maintenance and operation of the Designated Accounts, including overdraft fees, and (ii) the face amount of any checks or other items which have been credited to any Designated Account but are subsequently returned unpaid because of uncollected or insufficient funds).

Section 4.                                            Choice of Law. Both this Control Agreement and the Designated Accounts shall be governed by the law of the State of New York. Regardless of any provision in any other agreement, for purposes of the UCC, New York shall be deemed to be the Bank’s jurisdiction.

Section 5.                                            Conflict with Other Agreements; Amendments. As of the date hereof, there are no other agreements entered into between the Bank and any Pledgor with respect to any Designated Account or any funds credited thereto (other than standard and customary documentation with respect to the establishment and maintenance of such Designated Accounts). The Bank and each Pledgor will not enter into any other agreement with respect to any Designated Account unless the Trustee shall have received prior written notice thereof. The Bank and each Pledgor will not enter into any other agreement with respect to control of the Designated Accounts without the prior written consent of the Trustee acting in its sole discretion. In the event of any conflict with respect to “control” over any Designated Account between this Control Agreement (or any portion hereof) and any other agreement now existing or hereafter entered into, the terms of this Control Agreement shall prevail. No amendment or modification of this Control Agreement or waiver of any right hereunder shall be binding on any party hereto unless it is in writing and is signed by all the parties hereto.

Section 6.                                            Certain Agreements.

(i)                                     The Bank, or the applicable Pledgor, has furnished to the Trustee the most recent account statement issued by the Bank with respect to each of the Designated Accounts and the cash balances held therein. The Bank and the applicable Pledgor represents and warrants to the Trustee that each such statement accurately reflects the assets held in such Designated Account as of the date thereof.

(ii)                                  The Trustee has delivered to the Bank a list, signed by an authorized representative of the Trustee (the “Authorized Representative”), of the officers of the Trustee authorized to give approvals or instructions under this Control Agreement (including notices and other instructions under Section 8 hereof) and the Bank shall be entitled to rely on communications from such authorized officers until the earlier of the termination of this Control Agreement in accordance with the terms hereof, the notification by the Authorized Representative of a change in the list or the assignment of the rights of the Secured Parties in accordance with Section 11 hereof.

Section 7.                                            Notice of Adverse Claims. Except for the claims and interest of the Secured Parties and of any Pledgor in the Designated Accounts, the Bank on the date hereof does not know of any claim to, or security interest in, any Designated Account or in any funds credited thereto and does not know of any claim that any Person other than the Trustee has been given “control” of any Designated Account or any such funds. If any Person asserts any lien, encumbrance or adverse claim (including any writ, garnishment, judgment, warrant of attachment, execution or similar process and any claim of “control”) against any funds in any Designated Account, the Bank will promptly notify the Trustee and the applicable Pledgor thereof.

Section 8.                                            Maintenance of Designated Accounts. In addition to, and not in lieu of, the obligation of the Bank agreed to in Section 2 hereof, the Bank agrees to maintain the Designated Accounts as follows:

(i)                                     Notice of Sole Control. If at any time the Trustee delivers to the Bank a notice of sole control in substantially the form set forth in Exhibit A attached hereto (the “Notice of Sole Control”) with respect to any Designated Account, the Bank agrees that, after receipt of such notice, it will take all instruction with respect to such Designated Account solely from the Trustee. Without limiting the generality of the first sentence of this paragraph, upon receipt of a Notice of Sole Control, the Bank shall follow all instructions given by an authorized officer of the Trustee, including, without limitation, instructions for distribution or transfer of any funds in any Designated Account to be made to the Trustee. Excepting only acts of reckless indifference or fraud, the Trustee and each Pledgor shall and do hereby waive and release any and all claims or causes of actions any of them may have against the Bank and arising out of its good faith efforts to comply with any instruction issued to it by the Trustee.

(ii)                                  Permitted Dispositions. Until such time as the Bank receives a Notice of Sole Control signed by the Trustee with respect to a Designated Account, a Pledgor,

or any representative of a Pledgor, shall direct the Bank with respect to the transfer of the funds held in such Designated Account. Until such time as the Bank receives a Notice of Sole Control, the Pledgor, as applicable, shall be entitled to write checks against amounts in each Designated Account, and make withdrawals, transfers, and other dispositions of the funds in each Designated Account.

(iii)                               Statements and Confirmations. Until its receipt of a Notice of Sole Control, the Bank will promptly send copies of all statements and other correspondence (excluding routine confirmations) concerning any Designated Account to each applicable Pledgor and, upon its receipt of a Notice of Sole Control, solely to the Trustee at the address set forth in Section 12 hereof. The Bank will promptly provide to the Trustee and to the applicable Pledgor, upon the Trustee’s request therefor from time to time, a statement of the cash balance in each Designated Account.

Section 9.                                            Representations, Warranties and Covenants of the Bank. The Bank hereby makes the following representations, warranties and covenants:

(i)                                     The Designated Accounts have been, or will be, established as set forth in Section 1 hereof and each Designated Account will be maintained in the manner set forth herein until termination of this Control Agreement. The Bank shall not change the name or account number of any Designated Account without the prior written consent of the Trustee.

(ii)                                  The Bank is a “bank,” as such term is defined in the UCC.

(iii)                               This Control Agreement is the valid and legally binding obligation of the Bank.

(iv)                              The Bank has not entered into any agreement with any other Person pursuant to which it has agreed to comply with any orders or instructions with respect to any Designated Account. Until the termination of this Control Agreement, the Bank will not, without the written approval of the Trustee, enter into any agreement with any Person pursuant to which it agrees to comply with any orders or instructions of such Person with respect to any Designated Account.

(v)                                 The Bank has not entered into any other agreement with any Pledgor or the Trustee purporting to limit or condition the obligation of the Bank to comply with any orders or instructions with respect to any Designated Account as set forth in Section 2 hereof.

Section 10.                                      Successors; Assignment. The terms of this Control Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective corporate successors and permitted assignees.

Section 11.                                      Notices. Any notice, request or other communication required or permitted to be given under this Control Agreement shall be in writing and deemed to have been properly given when delivered in person, or when sent by telecopy or other electronic means and electronic confirmation of error free receipt is received or two (2) days after being sent by certified or registered United States mail, return receipt requested, postage prepaid, addressed to the party at the address set forth below.

Pledgor:                                                    c/o Jacobs Entertainment, Inc.
240 Main Street
Black Hawk, Colorado 80422
Tel:  (303) 582-1117
Fax:  (303) 582-0239
Attn:  Chief Financial Officer

with copy to:

Hahn Loeser & Parks LLP
3300 BP Tower
200 Public Square
Cleveland, Ohio 44114-2301

Attn:  Stanley R. Gorom III, Esq.

Bank:                                                                  Hibernia National Bank
1 Lakeshore Drive
Lake Charles, Louisiana 70601

Attn:  Ann M. Miller, Assistant Vice President

Trustee:                                                    Wells Fargo Bank, National Association
Corporate Trust Services
213 Court Street - Suite 703
Middletown, CT 06457

Attn:  Joseph P. O’Donnell, Vice President

Any party may change its address for notices in the manner set forth above.

Section 12.                                      Termination. The rights and powers granted herein to the Trustee have been granted in order to perfect the security interests of the Secured Parties in the Designated Accounts, are powers coupled with an interest and will be affected neither by the bankruptcy of any Pledgor nor by the lapse of time. The obligations of the Bank hereunder shall continue in effect until the Bank shall have received written notification from an Authorized Representative of the termination of the security interests granted hereto to the Secured Parties (including, without limitation, by virtue of the notice pursuant to Section 11 hereof).

Section 13.                                      Severability. If any term or provision set forth in this Agreement shall be invalid or unenforceable, the remainder of this Agreement, other than those provisions held invalid or unenforceable, shall be construed in all respects as if such invalid or unenforceable term or provision were omitted.

Section 14.                                      Counterparts. This Control Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Control Agreement by signing and delivering one or more counterparts.

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JALOU OF LAROSE, LLC, as Pledgor

By:	/s/ Stan W. Guidroz
Name: Stan W. Guidroz
Title: President and Manager

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Trustee,
on behalf of the Secured Parties

By:
Name: Joseph P. O’Donnell
Title: Vice President

HIBERNIA NATIONAL BANK

By:	/s/ Ann M. Miller
Name: Ann M. Miller
Title: Assistant Vice President

SCHEDULE 1

Designated Accounts

JALOU OF LAROSE, LLC:

Account Holder	Bank	Account Number
Jalou of Larose, LLC	Hibernia National Bank	2080895472
Jalou of Larose, LLC	Hibernia National Bank	2080895464
Jalou of Larose, LLC	Hibernia National Bank	8693400012
Jalou of Larose, LLC	Hibernia National Bank	2080895510
Jalou of Larose, LLC	Hibernia National Bank	8616200012

EXHIBIT A

[Date]
[Bank]
[Address]
Attention: [ ]

Re:  Notice of Sole Control

Ladies and Gentlemen:

As referenced in Section 8(i) of the Control Agreement Concerning Designated Accounts Consisting of Deposit Accounts dated as of [date], among [Pledgor], us and you (the “Control Agreement”; capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Control Agreement) (a copy of which is attached) we hereby give you notice of our sole control over the Designated Account(s), account number(s):                                                                                     (the “Specified Designated Accounts”). You are hereby instructed not to accept any direction or instructions with respect to the Specified Designated Accounts or any funds credited thereto from any Person other than the undersigned, unless otherwise ordered by a court of competent jurisdiction.

You are instructed to deliver a copy of this notice by facsimile transmission to [Pledgor].

Very truly yours,

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Trustee, on behalf of the Secured
Parties

By:
Name:
Title:

By:
Name:
Title:

cc:  [Pledgor]